Exhibit 99.1

Investor Contact:

Kurt Abkemeier

Cbeyond Communications, Inc.

Vice President, Finance and Treasurer

(678) 370-2887

Cbeyond Communications Reports Fourth Quarter 2005 Results

and 2006 Financial Guidance

Company Reports 2005 Revenue Grew More than 40% and Adjusted EBITDA Grew More than 50%

ATLANTA (March 15, 2006)—Cbeyond Communications, Inc. (Nasdaq: CBEY),( “Cbeyond”), a managed services provider that delivers integrated packages of voice and broadband services to small businesses, today announced its fourth quarter 2005 results and its business outlook for 2006.

Financial and operating highlights in the fourth quarter of 2005 include the following:

•	Strong fourth quarter revenue growth with net revenues of $44.3 million, up 38.0% over the fourth quarter of 2004

•	Positive net income before dividends of $5.3 million during the fourth quarter of 2005, including a gain on early retirement of debt of $4.1 million, compared to a net loss of $3.3 million in the fourth quarter of 2004

•	Adjusted EBITDA (a non-GAAP measure) of $7.8 million, an increase of 53.0% from the fourth quarter of 2004. Adjusted EBITDA margin of 17.7%, up from 16.0% in the fourth quarter of 2004

For the full year, Cbeyond’s revenues in 2005 grew by 40.4% over 2004, and its adjusted EBITDA grew by 53.6% over the prior year.

Financial Overview and Key Operating Metrics

Financial and operating metrics, which include non-GAAP financial measures, for the three months and twelve months ended December 31, 2005, and 2004 include the following:

	For the Three Months Ended December 31,
	2005	2004	Change	% Change
	(unaudited)
Selected Financial Data (dollars in thousands)
Revenue	$44,336	$32,127	$12,209	38.0%
Operating expenses	$42,987	$33,955	$9,032	26.6%
Operating income (loss)	$1,349	$(1,828)	$3,177	N/M
Net income (loss) before dividends	$5,316	$(3,317)	$8,633	N/M
Capital expenditures	$12,594	$6,043	$6,551	108.4%

Key Operating Metrics and Non-GAAP Financial Measures
Customers	20,347	14,713	5,634	38.3%
Net additions	1,450	1,307	143	10.9%
Average monthly churn rate	0.9%	1.0%	(0.1)%	(10.0)%
Average monthly revenue per customer location	$753	$762	$(9)	(1.2)%
Adjusted EBITDA (in thousands)	$7,844	$5,126	$2,718	53.0%

	For the Twelve Months Ended December 31,
	2005	2004	Change	% Change
	(unaudited)
Selected Financial Data (dollars in thousands)
Revenue	$159,097	$113,311	$45,786	40.4%
Operating expenses	$157,774	$120,634	$37,140	30.8%
Operating income (loss)	$1,323	$(7,323)	$8,646	N/M
Net income (loss) before dividends	$3,736	$(11,456)	$15,192	N/M
Capital expenditures	$29,766	$23,741	$6,025	25.4%

Key Operating Metrics and Non-GAAP Financial Measures
Customers	20,347	14,713	5,634	38.3%
Net additions	5,634	5,026	608	12.1%
Average monthly churn rate	1.0%	1.0%	0.0%	0.0%
Average monthly revenue per customer location	$756	$774	$(18)	(2.3)%
Adjusted EBITDA (in thousands)	$25,807	$16,802	$9,005	53.6%

Management Comments

“We were pleased with our continued rapid growth in revenue and adjusted EBITDA during 2005. We believe the profitability of our underlying business model is even more clearly demonstrated in the performance of our individual markets,” said Jim Geiger, chief executive officer of Cbeyond. “Our three oldest markets as a group contributed adjusted EBITDA, unburdened by centralized costs, of $73.7 million in 2005, while growing revenue in these markets at over 30% and reaching target market shares of 9% to 14%.”

“In 2006, we are excited by the launch of our operation in Los Angeles, the largest market in the U.S. for small business, and we are equally enthusiastic about the launch of BeyondMobile, our new nationwide, privately-branded mobile service offering for BeyondVoice customers,” added Geiger.

Fourth Quarter Financial and Business Summary

Revenues and ARPU

Cbeyond reported revenues of $44.3 million for the fourth quarter of 2005, an increase of 38.0% from the fourth quarter of 2004. ARPU, or average revenue per user, was $753 in the fourth quarter, a decline of 1.2% from $762 in the fourth quarter of 2004. Cbeyond expects that ARPU will continue to decline moderately through at least 2006 pending increased revenue from our wireless service and other value-added applications.

Cost of Service and Gross Margin

Cbeyond’s gross margin was 70.4% for 2005 and 69.9% for the fourth quarter of 2005. The decline in gross margin in the fourth quarter was due to the net unfavorable impact of $0.3 million that pertains to prior periods resulting from regulatory changes and a large dispute settlement. Excluding the effect of the $0.3 million pertaining to prior periods, the gross margin for the fourth quarter would have been 70.5% In February 2006 the Georgia Public Service Commission partially reversed a rate reduction that had been in effect since September 2003, resulting in a retroactive charge and an increase in access circuit costs for our Atlanta operation. The outcome of this regulatory action could not be anticipated or estimated prior to the commission ruling, including whether the action would have a positive or negative impact on Cbeyond’s results. As the impact became reasonably estimable prior to closing the fourth quarter of 2005, Cbeyond recorded a $1.3 million charge to Cost of Service in the fourth quarter of 2005 to reflect the cumulative impact of this ruling through the third quarter of 2005. In addition, Cbeyond recorded a credit of $1.0 million during the fourth quarter of 2005 resulting from the favorable settlement of a dispute with a vendor. This dispute related to costs charged during the first three quarters of 2005 for the installation of access circuits in our Chicago operation.

Income from Operations and Adjusted EBITDA

Cbeyond reported income from operations of approximately $1.3 million in the fourth quarter of 2005 versus a loss from operations of $1.8 million in the fourth quarter of 2004.

For the fourth quarter of 2005, adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, was $7.8 million, an improvement of 53.0% over the adjusted EBITDA of $5.1 million in the fourth quarter of 2004. Adjusted EBITDA excludes the impact to EBITDA of non-cash stock-based compensation expense, loss on disposal of property and equipment, and gain on early retirement of debt. The net impact to cost of service noted above was a $0.3 million reduction to adjusted EBITDA during the fourth quarter of 2005. Refer to Schedule I for a reconciliation of this non-GAAP financial performance measure to the most directly comparable GAAP measure and other information.

Net Income

Cbeyond reported net income of $5.3 million and net income available to common stockholders of $4.2 million for the fourth quarter of 2005 as compared to a net loss of $3.3 million and a net loss available to common stockholders of $5.2 million for the fourth quarter of 2004. Cbeyond’s net income includes the effect of a gain of $4.1 million on the early retirement of its debt to Cisco Systems Capital Corp. in the fourth quarter, following its initial public offering in November.

Cash and Marketable Securities

Cash, cash equivalents and marketable securities amounted to $37.9 million at the end of the fourth quarter of 2005, as compared to $37.2 million at the end of the fourth quarter of 2004.

Capital Expenditures

Capital expenditures, including non-cash purchases of property and equipment, were $12.6 million in the fourth quarter of 2005. These capital expenditures included the following special projects, Los Angeles startup costs, costs incurred to add new central office collocations to our network in response to regulatory changes, enhancements to the Company’s data centers, and new product-related enhancements to our operating support systems, in addition to capital expenditures related to the growth of our customer base.

Business Outlook for 2006

Cbeyond is providing the following guidance for 2006:

•	Revenues of at least $206 million

•	Adjusted EBITDA of at least $30 million

•	Capital expenditures of $42 million

The business outlook for 2006 is influenced by a variety of factors including, but not limited to:

•	Continued growth in customers, revenues, and adjusted EBITDA in our first five markets, including expected achievement of positive adjusted EBITDA in our Chicago operation in the fourth quarter of 2006, approximately eighteen months from launch;

•	Initiation of service in Los Angeles in the first quarter of 2006, which we expect will produce adjusted EBITDA losses during the year consistent with trends realized with prior new market launches. Startup losses will increase significantly compared to the pre-launch losses recorded in the fourth quarter. Pre-selling began in Los Angeles in January 2006, but our first customers were not installed until March. As a result, there will be no material revenues recorded in the first quarter of 2006. We expect our Los Angeles operation to achieve positive adjusted EBITDA in 18 months or less from launch, similar to our expectations for our Chicago operation;

•	Rollout of BeyondMobile as part of Cbeyond’s product portfolio in the first quarter of 2006, which is expected to increase revenues while negatively impacting gross margins and adjusted EBITDA throughout 2006 due to costs associated with subscriber acquisition, wireless handset subsidies, and additional headcount to service mobile subscribers. Cbeyond believes that BeyondMobile will have a long term positive impact on Cbeyond’s business due to increased ARPU, customer satisfaction, revenues, and adjusted EBITDA but at the expense of a higher short-term negative impact on adjusted EBITDA, primarily due to the cost of handset subsidies before a significant base of wireless subscribers has been built. Cbeyond offers its wireless services solely as an addition to its core package of communications services and applications to its customers and not on a stand-alone basis. Because our wireless services are always sold as an embedded part of our packages of services and not on a stand-alone basis, the financial impact of Cbeyond’s wireless results will be integrated into its consolidated and segment reporting and not tracked separately;

•	Effects on the pricing of transport and access lines due to the Triennial Review and Remand Order (TRRO) and network optimization efforts to mitigate these pricing impacts. The Company anticipates incurring higher than normal costs during the first and second quarters of 2006 as these network optimization efforts are undertaken. These costs will largely consist of capital expenditures to build out additional collocation facilities and expenses solely associated with moving affected individual circuits to more favorably priced, high capacity circuits. The Company anticipates that it will spend approximately $2.3 million in capital expenditures that we would not have spent otherwise and will accelerate another $2.6 million in 2006 that we would have spent in future periods. Further, we estimate that the provisioning, installation and moving costs associated with TRRO-related network circuit changes, which we expense in the period incurred, will be in the range of $1.0-$1.5 million in 2006, primarily in the first quarter;

•	Increased costs related to being a public company. During 2006, the Company will experience increased costs due to:

•	implementation and testing of Sarbanes-Oxley controls;

•	increased auditing fees as a public company;

•	increased directors and officers insurance as a public company, and

•	increased legal costs as a public company.

•	Increased non-cash stock-based compensation expense due to the adoption of FAS 123(R) beginning in the first quarter of 2006. This expense is excluded from the calculation of adjusted EBITDA.

Conference Call

Cbeyond Communications will hold a conference call to discuss this press release Wednesday, March 15, 2006, at 5:00 p.m. ET. A live broadcast of the conference call will be available on-line at www.cbeyond.net. To listen to the live call, please go to the Web site at least 10 minutes early to register, download, and install any necessary audio software. The conference call will also be available by dialing (800) 289-0496 (for domestic U.S. callers) and (913) 981-5519 (for international callers). For those who cannot listen to the live broadcast, a replay will be available shortly after the call through the close of business on March 22, 2006.

About Cbeyond

Cbeyond (Nasdaq: CBEY) is an Atlanta-based managed services provider that delivers integrated packages of voice, mobile and broadband services to small businesses in Atlanta, Chicago, Dallas, Denver, Houston and Los Angeles. Cbeyond offers core communications services like local and long-distance voice, mobile and broadband Internet access along with enhanced applications, including voicemail, email, Web hosting, data backup, file-sharing, VPN and more. Cbeyond manages these services over a private, 100-percent Voice over Internet Protocol (VoIP) facilities-based network. For more information on Cbeyond, visit www.cbeyond.net.

Forward Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “projects” and similar expressions. Such statements are based upon the current beliefs and expectations of Cbeyond Communication’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following: changes in federal or state regulation that affects the Company; the timing of the initiation, progress or cancellation of significant contracts or arrangements; the mix and timing of services sold in a particular period; competitive factors;

the need to balance the recruitment and retention of experienced management and personnel with the maintenance of high labor utilization; rapid technological change and the timing and amount of start-up costs incurred in connection with the introduction of new services or the entrance into new markets; the inability to attract sufficient customers in new markets; changes in estimates of taxable income or utilization of deferred tax assets in foreign jurisdictions which could significantly affect the Company’s effective tax rate; and general economic and business conditions

Key Operating Metrics and Non-GAAP Financial Measures

In this press release, the Company uses several key operating metrics and non-GAAP financial measures. In Schedule I, the Company defines each of these metrics and provides a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure. These financial measures and operating metrics are a supplement to GAAP financial information and should not be considered as an alternative to, or more meaningful than, net income (loss), cash flow or operating income (loss) as determined in accordance with GAAP.

SCHEDULE I

Adjusted EBITDA is not a substitute for operating income, net income, or cash flow from operating activities as determined in accordance with generally accepted accounting principles, or GAAP, as a measure of performance or liquidity. The Company defines adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization expenses, excluding non-cash stock option compensation, write-off of public offering costs and gain recognized on troubled debt restructuring, loss on disposal of property and equipment and other non-operating income or expense. Information relating to total adjusted EBITDA is provided so that investors have the same data that management employs in assessing the overall operation of the Company’s business.

Total adjusted EBITDA allows the chief operating decision maker to assess the performance of the Company’s business on a consolidated basis that corresponds to the measure used to assess the ability of its operating segments to produce operating cash flow to fund working capital needs, to service debt obligations and to fund capital expenditures. In particular, total adjusted EBITDA permits a comparative assessment of the Company’s operating performance, relative to a performance based on GAAP results, while isolating the effects of depreciation and amortization, which may vary among segments without any correlation to their underlying operating performance, and of non-cash stock option compensation, which is a non-cash expense that varies widely among similar companies. The following information includes a reconciliation of total adjusted EBITDA to net income (loss):

CBEYOND COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2005	2004	2005
Revenues:
Customer revenue	$31,164	$43,272	$108,863	$154,883
Terminating access revenue	963	1,064	4,448	4,214

Total revenue	32,127	44,336	113,311	159,097

Operating expenses:
Cost of service	9,157	13,342	31,725	47,161
Selling, general and administrative	17,939	23,234	65,159	86,453
Write-off of public offering cost	1,103	—	1,103	—
Depreciation and amortization	5,756	6,411	22,647	24,160

Total operating expenses	33,955	42,987	120,634	157,774

Operating profit (loss)	(1,828)	1,349	(7,323)	1,323

Other income (expense):
Interest income	149	443	637	1,325
Interest expense	(610)	(379)	(2,788)	(2,424)
Loss on disposal of property and equipment	(993)	(157)	(1,746)	(539)
Gain on early retirement of debt	—	4,060	—	4,060
Other income (expense), net	(35)	—	(236)	(9)

Total other income (expense)	(1,489)	3,967	(4,133)	2,413

Net income (loss)	(3,317)	5,316	(11,456)	3,736
Dividends accreted on preferred stock	(1,869)	(1,092)	(7,083)	(8,550)

Net income (loss) available to common stockholders	$(5,186)	$4,224	$(18,539)	$(4,814)

Earnings (loss) per common share
Basic	$(39.59)	$0.27	$(143.71)	$(1.19)

Diluted	$(39.59)	$0.20	$(143.71)	$(1.19)

Weighted average number of common shares outstanding
Basic	131	15,571	129	4,042

Diluted	131	25,977	129	4,042

CBEYOND COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2004	December 31, 2005
ASSETS
Current Assets
Cash and cash equivalents	$22,860	$27,752
Marketable securities	14,334	10,170
Accounts receivable, net of allowance for doubtful accounts of $1,033 and $1,811 as of December 31, 2004 and December 31, 2005, respectively	5,356	10,688
Other assets	2,467	4,328

Total current assets	45,017	52,938

Property and equipment, gross	113,848	142,973
Less: accumulated depreciation	(61,901)	(85,905)

Property and equipment, net	51,947	57,068
Other assets	2,239	4,826

Total assets	$99,203	$114,832

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$5,327	$9,364
Other accrued expenses	16,912	29,989
Current portion of capital lease obligations	336	382
Current portion of long-term debt	13,666	—

Total current liabilities	36,241	39,735

Deferred installation revenue	525	511
Long-term portion of capital lease obligation	382	—
Long-term debt	56,665	—
Convertible preferred stock	78,963	—
Stockholders’ equity (deficit)
Common stock	1	258
Deferred stock compensation	(1,210)	(701)
Additional paid-in capital	78,598	230,805
Accumulated deficit	(150,962)	(155,776)

Total stockholders’ equity (deficit)	(73,573)	74,586

Total liabilities and stockholders’ equity (deficit)	$99,203	$114,832

CBEYOND COMMUNICATIONS, INC. AND SUBSIDIARIES

Selected Operating Statistics

(Dollars in thousands, except where noted)

(Unaudited)

	Dec. 31 2004	Mar. 31 2005	Jun. 30 2005	Sept. 30 2005	Dec. 31 2005
Revenues
Atlanta	$11,573	$12,356	$13,046	$13,874	$14,443
Dallas	9,015	9,714	10,321	10,840	11,402
Denver	9,914	10,834	11,660	12,445	12,977
Houston	1,625	2,266	2,862	3,592	4,331
Chicago	—	6	293	652	1,183
Los Angeles	—	—	—	—	—

Total revenues	$32,127	$35,176	$38,182	$41,403	$44,336

Operating profit (loss)
Atlanta	$5,219	$5,489	$6,016	$6,772	$5,978
Dallas	2,061	2,512	3,113	3,646	4,103
Denver	4,255	4,363	4,779	5,234	5,397
Houston	(1,144)	(578)	(301)	197	397
Chicago	(535)	(1,500)	(1,976)	(1,999)	(615)
Los Angeles	—	—	—	—	(382)
Corporate	(11,684)	(11,403)	(11,920)	(12,470)	(13,529)

Total operating profit (loss)	$(1,828)	$(1,117)	$(289)	$1,380	$1,349

Adjusted EBITDA
Atlanta	$6,844	$7,001	$7,540	$8,249	$7,384
Dallas	3,430	3,813	4,455	4,957	5,336
Denver	5,487	5,624	6,085	6,544	6,701
Houston	(870)	(264)	74	631	936
Chicago	(535)	(1,496)	(1,822)	(1,794)	(358)
Los Angeles	—	—	—	—	(382)
Corporate	(9,230)	(10,036)	(10,576)	(11,022)	(11,773)

Total adjusted EBITDA	$5,126	$4,642	$5,756	$7,565	$7,844

Adjusted EBITDA margin (market-level)
Atlanta	59.1%	56.7%	57.8%	59.5%	51.1%
Dallas	38.0%	39.3%	43.2%	45.7%	46.8%
Denver	55.3%	51.9%	52.2%	52.6%	51.6%
Houston	(53.5)%	(11.7)%	2.6%	17.6%	21.6%
Chicago	N/M	N/M	N/M	N/M	(30.3)%
Los Angeles	N/M	N/M	N/M	N/M	N/M

Adjusted EBITDA margin (as % of total revenue)
Corporate	(28.7)%	(28.5)%	(27.7)%	(26.6)%	(26.6)%
Total	16.0%	13.2%	15.1%	18.3%	17.7%

Capital expenditures
Atlanta	$278	$600	$1,365	$1,046	$1,935
Dallas	565	471	816	894	1,795
Denver	647	701	1,043	1,047	1,047
Houston	558	511	1,142	894	1,492
Chicago	1,441	621	1,029	879	727
Los Angeles	—	—	93	252	1,786
Corporate	2,554	834	1,138	1,796	3,812

Total capital expenditures	$6,043	$3,738	$6,626	$6,808	$12,594

Other Operating Data
Customers (at period end)	14,713	15,978	17,435	18,897	20,347
Net additions	1,307	1,265	1,457	1,462	1,450
Average monthly churn rate	1.0%	1.0%	1.0%	1.0%	0.9%
Average monthly revenue per customer location	$762	$764	$762	$760	$753

CBEYOND COMMUNICATIONS, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

(In thousands)

(Unaudited)

	Dec. 31 2004	Mar. 31 2005	Jun. 30 2005	Sept. 30 2005	Dec. 31 2005
Reconciliation of Adjusted EBITDA to Net income (loss):
Total Adjusted EBITDA for reportable segments	$5,126	$4,642	$5,756	$7,565	$7,844
Depreciation and amortization	(5,756)	(5,674)	(5,978)	(6,097)	(6,411)
Non-cash stock option compensation	(95)	(85)	(67)	(88)	(84)
Write-off of public offering cost	(1,103)	—	—	—	—
Interest income	149	248	260	374	443
Interest expense	(610)	(631)	(684)	(730)	(379)
Gain on early retirement of debt	—	—	—	—	4,060
Loss on disposal of property and equipment	(993)	(79)	(194)	(109)	(157)
Other income (expense), net	(35)	3	(25)	13	—

Net income (loss)	$(3,317)	$(1,576)	$(932)	$928	$5,316

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2005	2004	2005
Reconciliation of Adjusted EBITDA to Net income (loss):
Total Adjusted EBITDA for reportable segments	$5,126	$7,844	$16,802	$25,807
Depreciation and amortization	(5,756)	(6,411)	(22,647)	(24,160)
Non-cash stock option compensation	(95)	(84)	(375)	(324)
Write-off of public offering cost	(1,103)	—	(1,103)	—
Interest income	149	443	637	1,325
Interest expense	(610)	(379)	(2,788)	(2,424)
Gain on early retirement of debt	—	4,060	—	4,060
Loss on disposal of property and equipment	(993)	(157)	(1,746)	(539)
Other income (expense), net	(35)	—	(236)	(9)

Net income (loss)	$(3,317)	$5,316	$(11,456)	$3,736

*         *         *         *         *

Except for historical information and discussion contained herein, statements contained in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The specific forward-looking statements cover Cbeyond’s expectations for revenue and EBITDA, as adjusted, for the fourth quarter of 2005 and fiscal year 2005. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences. Some of the factors and risks associated with our business are discussed in Cbeyond’s filings with the Securities and Exchange Commission.